UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 28, 2022 (September 28, 2022)

CRACKER BARREL OLD COUNTRY STORE, INC.

(Exact Name of Registrant as Specified in its Charter)

Tennessee	001-25225	62-0812904
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Hartmann Drive, Lebanon, Tennessee 37087

(Address of Principal Executive Offices) (Zip code)

(615) 444-5533

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.01) Rights to Purchase Series A Junior Participating Preferred Stock (Par Value $0.01)	CBRL	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On September 28, 2022, Cracker Barrel Old Country Store, Inc. (the “Company”) entered into a Nomination and Cooperation Agreement (the “Agreement”) with Biglari Capital Corp. and certain of its affiliates, including Biglari Holdings Inc. (collectively, “Biglari”).

Pursuant to the Agreement, the Company has agreed to expand the size of the Board of Directors of the Company (the “Board”) from ten to eleven members, and to appoint Biglari nominee Jody L. Bilney to fill the vacancy created by such increase in the size of the Board. Additionally, the Board has agreed to include Ms. Bilney as a Board-nominated and recommended candidate for election as a director at each of the 2022 annual meeting (the “Annual Meeting”) and the 2023 annual meeting of the Company’s shareholders. The Board has agreed to consider Ms. Bilney for membership on the committees of the Board on the same basis as other non-management directors.

Subject to certain exceptions set forth in the Agreement, the Agreement terminates on the date that is thirty business days prior to the deadline for director nominations under the Company’s bylaws for the 2024 annual meeting of the Company’s shareholders.

Biglari has agreed to various customary standstill provisions during the term of the Agreement (with certain standstill obligations expiring February 29, 2024). In addition, Biglari has agreed to cause all of its shares of the Company’s common stock to be present for quorum purposes and to be voted at the Company’s annual and special meetings of shareholders in favor of all directors nominated by the Board and against any directors not nominated and recommended for election by the Board.

The Agreement also contains customary and mutual covenants concerning non-disparagement.

In connection with the Agreement, the Company will reimburse Biglari for its documented costs and expenses in connection with the negotiation of the Agreement and Biglari’s 2022 nomination of candidates to the Board in an amount not to exceed $500,000 in the aggregate.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 5.02.

Effective simultaneously with the Company’s entry into the Agreement, the Board increased the size of the Board from ten to eleven members and appointed Ms. Bilney, age 60, to fill the vacancy created by such increase in the size of the Board and serve as a director until the Annual Meeting. Ms. Bilney has not yet been appointed to any committees of the Board.

Ms. Bilney will receive compensation as an outside director generally in accordance with the Company’s outside director compensation practices described in the Company’s proxy statement filed with the U.S. Securities and Exchange Commission on October 7, 2021. The initial annual retainer and equity grant to be received by Ms. Bilney will be prorated for her period of service during the year in which she was first appointed to the Board.

Ms. Bilney has no family relationships with any of the Company’s directors or executive officers. Ms. Bilney has not been a party to any transactions that would be required to be reported under Item 404(a) of Regulation S-K in this Current Report on Form 8-K. Ms. Bilney is a party to a letter agreement with Biglari pursuant to which Biglari paid Ms. Bilney $20,000 upon her nomination for election as a director of the Company.

The Board has determined that Ms. Bilney is independent under the applicable rules of the Nasdaq Stock Market and the Company’s Corporate Governance Guidelines.

On September 28, 2022, the Company issued a press release that is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference, announcing Ms. Bilney’s appointment to the Board.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit No.	Description

	10.1	Nomination and Cooperation Agreement, dated September 28, 2022, by and among Cracker Barrel Old Country Store, Inc. and the persons and entities listed on Schedule A thereto.

	99.1	Press Release issued by Cracker Barrel Old Country Store, Inc. dated September 28, 2022.

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 28, 2022	CRACKER BARREL OLD COUNTRY STORE, INC.

	By:	/s/ Richard M. Wolfson
	Name:	Richard M. Wolfson
	Title:	Senior Vice President, General Counsel and Corporate Secretary